Exhibit 23.5

CONSENT OF TORTO WHEATON RESEARCH

     We hereby consent to the use of our name in the Registration Statement on Form S-11 (Registration No. 333-124933) to be filed by Midlantic Office Trust, Inc. (the “Company”) and the related Prospectus and any references to the industry data and statistics that we prepared for the Company relating to the commercial office property markets in the Mid-Atlantic region of the United States wherever appearing in the Registration Statement, including but not limited to the references to our company under the headings “Prospectus Summary,” “Our Business and Properties” and “Experts” in the Registration Statement.

Dated: June 20, 2005	TORTO WHEATON RESEARCH, an unincorporated business unit of CB Richard Ellis, Inc., a Delaware corporation

By: /s/ Francis X. Moynihan
Name: Francis X. Moynihan
Title: Vice President Director of Financial Operations